Exhibit 99.1

XETHANOL
Business Update
Conference Call Script –

MAY 30, 2007

Operator

Good afternoon and welcome to the Conference Call for an update on the operations of Xethanol.

All participants are now in listen-only mode. As a reminder, this call is being recorded.

I would now like to introduce Ms. Kathleen Heaney of Integrated Corporate Relations. You may begin your conference.

Kathleen Heaney Thank you. Good afternoon everyone.

On the call will be David Ames, the President and CEO of Xethanol, and Gary Flicker, Xethanol’s CFO.

Before we begin our formal remarks, I need to remind everyone the purpose of this conference call is to provide you with an operational update.

Before I turn the call over to David I need to read the Safe Harbor statement. I need to remind everyone that remarks by Xethanol’s management on this conference call may contain forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about Xethanol and its industry. These forward-looking statements are not guarantees of future performance, and actual results might differ materially from those projected in the forward-looking statements due to risks and uncertainties, many of which are outside of Xethanol’s control. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Xethanol’s Annual Report on Form 10-KSB/A, Amendment No. 1, for the year ended December 31, 2006, under the heading “Risk Factors” beginning on page 30. Xethanol undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this conference call.

I would now like to introduce David Ames, the President and CEO of Xethanol.

David Ames

Thank you Kathleen.

Let me begin by thanking all of you for listening to the conference call this afternoon. We thought it important to provide our shareholders with an update regarding the company’s activities since I became CEO at the end of last year. Consequently, we decided a conference call would be a good forum to provide this information.

Let me begin by first discussing the management team we have pulled together.

Since taking over the office of President and CEO, I have focused on strengthening the management team as well as streamlining the operations, technology and financial affairs of the company.

My first priority was to ensure that we adhere to the highest level of corporate governance. To that end, we have augmented our Board of Directors with the appointment of three highly qualified independent members.

Our senior management team was also a top priority. We wanted to strengthen our financial planning, budgeting and accounting functions. The Board decided that the best individual for the Chief Financial Officer position was Gary Flicker. Gary’s background is impressive, with over 20 years of experience in accounting and finance. Before joining Xethanol, Gary was an important member of the team that assisted HealthSouth in restating its financial statements. Earlier in his career, he spent more than ten years as a financial executive at Integrated Resources, a New York City-based company that owned some of the best known real estate developments in the United States. Gary’s financial expertise has already been and will continue to be extremely important as Xethanol looks to grow the business and execute on its business plan.

We next looked at the need to review the relationships Xethanol had in each of its various technology agreements and partnerships.

Richard Wilson came on board in the newly created position of Executive Vice President of Communications and Technology Affairs of Xethanol. Richard comes to Xethanol following a distinguished career of nearly 20 years as a journalist at CNN, with six of those years as an on-air reporter covering science, technology and the environment.

Fortunately, Xethanol had already bolstered its executive team in September 2006 with the addition of Lt. Col. Tom Endres, a 27-year veteran of the U.S. Army. We recently promoted Tom to Executive Vice President of Operations. Tom capped off his military career as the supervisor of the two-billion dollar campus facility at West Point Military Academy in New York – an impressive feat.

Each of these individuals is an experienced professional with strong credentials. We are excited to have such a qualified a team of individuals, and I am confident that this management team, working with our Board of Directors, will take Xethanol to its next stage of development.

Since this new management team has been put in place, we have focused on understanding the specifics of each of the projects, relationships and collaborations the company has in place. Let me now provide you with an update of the business.

Before I get into a discussion of the operations, I want express my enthusiasm and excitement about leading the management team at Xethanol. The company is in the right industry at the right time. The demand for alternative fuel has mushroomed, and the opportunities currently presented to the company are far reaching.

Let me give you some insights into what these opportunities are, as well as update you on some of Xethanol’s recent developments.

We began a process of reviewing each of the projects, alliances and relationships that Xethanol had developed. We visited the facilities the company owns and met with the research scientists as well as our partners in each project, alliance and formal relationship.

After our extensive review of the operations of Xethanol, it was evident that the company is well positioned in the alternative fuel market with the relationships and commercial applications it has available for development. Our challenge now is to bring all this to commercial development.

Let me now provide you an overview of the results of our analysis.

Let me begin with our facility in Blairstown, Iowa. As most of you know, Xethanol acquired the Blairstown plant in 2004. As a reminder, this is a corn-to-ethanol facility. The plant was not operating when we purchased it, but we re-opened it in July 2005. Ethanol production from this facility totaled 5.2 million gallons last year. We have recently been able to increase efficiency, and production is now at an annual run rate of just over 6.0 million gallons. With production running at capacity, we purchased 57 acres next to this facility to build a 35 million gallon corn-to-ethanol facility. We have all necessary permits in place and we have completed the Phase I design and engineering work for the expansion. The approximate cost of this facility, along with a co-generation facility, is estimated at approximately $97 million. We are now in the process of seeking funding for the construction of the facility and are reviewing all alternatives. Once funding is secured, we can begin construction of the facility immediately. We estimate the time from commencement of construction of the facility to production at the facility to be approximately 14 months. This project is a key priority for the company as we already have an experienced team is place, there is a ready market for the product and the cash flow generated can help fund development of some of our other projects.

Another opportunity for us is our facility in Augusta, Georgia.

This site was a former pharmaceutical plant that we acquired from Pfizer Corporation in 2006. The initial plan is to get a pilot facility up and running using technologies we developed from our research and development associations at other leading national institutions. These include the National Renewable Energy Laboratory in Golden, Colorado; the Energy and Environmental Research Center in Grand Forks, North Dakota; and the Forest Products Lab of the US Department of Agriculture, in Madison, Wisconsin. Demolition is currently underway and is expected to be completed in the next several months. We currently also have various feedstock studies underway, and based on the results of those studies, we can decide how best to move ahead.

We also plan to construct a pilot plant at our Spring Hope, North Carolina site using wood chips as the primary feedstock. If we are successful in proving the technology on a pilot basis, we will seek to ultimately increase the rate of production at the facility to 35 million gallons per year. We are in the very early stages, and first, demolition of some existing facilities is needed.

Through our indirect ownership in Southeast Biofuels, we are evaluating the feasibility of producing ethanol from waste citrus biomass in Florida. We are evaluating a production technology process, developed through a Cooperative Research and Development Agreement with the USDA, for the conversion of waste citrus biomass into ethanol, as well as other marketable co-products, such as limonene and citrus oil, to improve the economics of fuel production.

Next let me review the status of our research agreements, exploring a variety of paths for the production of Cellulosic Ethanol

Once again let me reiterate that the means of making ethanol from cellulose has been known for decades. However, only recently have leading researchers around the world focused on producing it efficiently and profitably. Consequently, we reviewed our research agreement with Virginia Tech and determined that it was critical to Xethanol as a means for progressing in the commercial development of the cellulosic ethanol. We subsequently renewed our one-year research agreement with the scientists and researchers at Virginia Tech to continue to research the development of the efficient production of ethanol using cellulosic methods.

Virginia Tech research seeks to find methods of producing ethanol from biomass by focusing on several distinct areas of research.

•	The first area is lab-scale fermentation of biomass that has been treated by steam explosion methods.
•	The second area of research is scaling up the size of the biomass samples to 20 and then to 75 liters; and
•	the third and final step is to develop a novel method of ethanol production in the fermentation process.

The lead investigator for Virginia Tech is Dr. Foster Agblevor, internationally recognized as an expert in thermo chemical biomass conversion and rapid characterization of biomass feedstocks. We are confident in his expertise and the progression of the development of the research he has performed.

We also have another ongoing research alliance with Virginia Tech to investigate the effect of newly developed enzymes on feedstocks such as recycled paper sludge, cotton gin mill waste, corn cobs and oat hulls.

We are very excited about our relationship with Virginia Tech and are focused on obtaining the best possible research and development work from our alliance with this world-class university.

Our team also had the opportunity recently to visit with some of the leading scientists in this field, when we traveled to the National Renewable Energy Lab (or NREL) in Golden, Colorado. Xethanol currently has a Cooperative Research and Development Agreement with NREL focused on clean fractionation, which is a pretreatment process that uses a combination of chemicals to separate lignocellulosic biomass into its constituent parts.

We have also been working for the past year with the Energy & Environmental Research Center, a former federal lab that is now affiliated with the University of North Dakota and ranks as a top independent gasification lab in the U.S. This research has made important progress, and the gasification technology has been successfully demonstrated on a portable power generator that will use a wood-based feedstock to produce synthetic gas to provide power at a local manufacturing plant.

Also of note is our ongoing CRADA with the U.S. Department of Agriculture’s Forest Products Lab in Madison, Wisconsin. This effort is focused on a genetically-engineered form of yeast, which holds promise as part of the fermentation process in converting lignocellulosic biomass into ethanol. Our lead research partner, Dr. Tom Jeffries, has received significant recognition in prestigious peer-reviewed scientific journals and was recently featured in Science Magazine for his work in this area.

Another recent exciting development

Yesterday we announced we had signed consulting agreements with three leading ethanol research scientists from the University of Georgia. These scientists are all specialists in ethanol and biomass fuel production. Each of them is widely known in his field of expertise. They include Dr. Elliot

Altman, Director of the Center for Molecular Bioengineering at UGA; Dr. Tom Adams, the Director of the Outreach Service of the Faculty of Engineering; and Dr. Mark Eitemann, a Professor of Engineering.

Their primary work plan is aimed at microbial methods of making ethanol efficiently, using natural materials and feedstocks to assist private industry to produce cellulosic ethanol at an acceptable and profitable cost. The second focus of their work involves the conversion of starch waste, such as bakery waste, into ethanol. The team’s first project for Xethanol is expected to focus on the rapid assessment of commercial viability for technology to convert bakery waste into fuel ethanol.

In conclusion, Xethanol is aggressively pursuing several promising technologies for the efficient and profitable production of cellulosic ethanol. I will now turn the call over to Gary Flicker, our CFO, who will briefly discuss the capital requirements for some of these projects and other developments.

Gary

Good afternoon everyone and thank you for joining us today. As David reviewed for you, we have several avenues of development for which we need additional capital to pursue our strategies for growth. We anticipate significant capital expenditures and investments over the next 12 months and longer.

As David also mentioned, our near term focus will be on Blairstown as we have a team in place, there is a ready market for the product and the resultant cash flow from the facility can help fund some of our other development work. We expect the total cost of our Blairstown project to be approximately $97 million, which includes a co-generation facility. We are looking at several financing alternatives, including joint ventures, bonds, project financing and tax exempt bonds.

We also plan to construct a pilot plant at our Spring Hope site. We are currently developing an initial and long term investment budget for this project.

We plan to use a portion of our current cash to fund these projects and to provide seed equity for new projects while we analyze financing options.

We are focused on generating revenue and reducing costs. At our Augusta facility, we were able to sell some old, obsolete equipment. Of our initial $8.5 million investment, we have recouped approximately 36%, through salvage sales.

On the cost side, our expenses have been higher than expected. Our G&A costs have been high due to additional legal and accounting fees related to our SEC reporting, legal fees related to our litigation and to other costs associated with bringing on a new management team. In conclusion, we are very committed to driving top line growth and reducing our cost structure. I will now turn the call back to David for some closing remarks.

David

As most of you know, the company has experienced substantial changes during the past year. We believe the changes have been good for the company. Xethanol is well positioned to take advantage of our market environment. However, it will take time, but I can assure you that we are working very hard to bring these projects to fruition and we will keep you updated on our progress.

We appreciate your time this afternoon and thank you all for joining us today.